Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Results
for the Quarter Ended December 31, 2015
and Declares Dividends on Common and Preferred Stock

Houston, TX, February 3, 2016 - Evolution Petroleum Corporation (NYSE MKT: EPM) (“Evolution” or the “Company”) today reported financial and operating highlights for the quarter ended December 31, 2015 (the “current quarter”) with comparisons to the quarter ended September 30, 2015 (the “prior quarter”) and the quarter ended December 31, 2014 (the ”year-ago quarter”). This is the second quarter of our fiscal year ending June 30, 2016.
Results for the Quarter Ended December 31, 2015

•	Net income to common shareholders was $0.7 million, or $0.02 per share.

•
Delhi net production increased to 1,801 barrels of oil per day (“BOPD”), a 6% increase over the prior quarter. Gross production in the field increased to 6,810 BOPD from 6,423 BOPD in the prior quarter.

•
Average realized oil price was $39.59 per barrel, down from $46.70 per barrel in the prior quarter, resulting in Delhi revenues of $6.6 million compared to $7.3 million in the prior quarter. Realized hedge gains added $1.3 million, or $7.84 per barrel, which are reported as other income and not included in revenues.

•	Delhi lifting costs were $13.44 per barrel, an 18% decrease from $16.37 in the prior quarter, due to lower field costs, lower price of CO2 and reduced volumes of CO2 purchased for the field.

•
Separation of our GARP® artificial lift technology operations resulted in a one-time personnel restructuring charge of $0.7 million and non-cash impairments of $0.6 million. The recurring annual overhead cost savings to the Company are estimated to be approximately $1.0 million per year.

•	Net working capital remains strong at $13.7 million, and Evolution declared its tenth consecutive quarterly cash dividend on common shares.
Randy Keys, President and CEO, said: “Despite the continuing decline in oil prices, we posted positive net income of $0.02 per common share in the second quarter, our eighth consecutive quarter of positive net income, making Evolution profitable in 19 of the last 20 quarters. Our results for the current quarter benefited from realized and unrealized hedge gains of $1.7 million, but also included $1.3 million of non-recurring personnel restructuring costs and other asset write-downs related to the separation of our GARP® artificial lift technology operations.

“We continue to see very positive trends in both production and operating costs from the Delhi field, with production up 6% and lifting costs per barrel down 18%, as compared to the prior quarter. The lifting cost of $13.44 per barrel is a great indicator of the long-term economic viability of the Delhi field, even in this lower oil price environment. Our balance sheet remains strong and debt-free, and we have continued the payment of cash dividends on common stock at the current rate.”
Delhi Field Operations
Our net margin in the Delhi field was positively impacted by increased production and lower CO2 costs, which partially offset the effect of lower oil prices in the quarter. Gross production of 6,810 BOPD was 6% higher than the average of 6,423 BOPD in the prior quarter and represents a 16% increase over the 5,892 BOPD level from the year-ago quarter. Net production increased to 1,801 BOPD from 1,698 BOPD in the prior quarter, while our average Delhi oil price, excluding derivative settlements, dropped to $39.59 per barrel from $46.70 per barrel in the prior quarter and $70.01 per barrel from a year ago. Our realized hedging gains of $1.3 million added the equivalent of $7.84 per barrel to this lower oil price in the current quarter and $5.55 per barrel in the prior quarter. In October 2015, the Company entered into fixed price swap contracts for 1,100 BOPD (representing approximately 60% of our estimated net production) at a WTI price of $51.45 per barrel for the three month period ending March 31, 2016.
Field operating expenses were $13.44 per barrel, an 18% reduction from levels in the prior quarter, resulting primarily from lower purchased CO2 costs. In the current quarter, our net share of lease operating expenses was approximately $2.2 million, of which $1.0 million was related to CO2 purchases and transportation expenses. Total CO2 costs were down approximately $0.4 million from the prior quarter as a result of both lower oil prices and lower purchased CO2 volumes. Most of our purchased CO2 cost is directly indexed to the oil price received at the Delhi field. It should be noted that our lifting costs in the Delhi field differ from those of the operator based on our contractual costs of purchased CO2 versus the operator’s internal costs and the impact of our royalty interests in the field that bear no capital or lifting costs.
As of December 31, 2015, we had incurred approximately $9.4 million of cumulative capital costs for the NGL plant out of an original commitment of $24.6 million.  The pace of spending on the NGL plant has been slower than originally projected by the operator, as they have sought ways to lower plant costs and manage cash expenditures during this period of constrained cash flow and favorable pricing for materials and services associated with the downturn in the industry. We currently believe that our net costs for the project will be below the initial commitment, although the actual costs will not be known until the project is completed. The estimated completion date is now forecast for the fourth calendar quarter of 2016 and the revised timing of capital expenditures will allow us spread them over a longer period than originally forecast. We believe this will result in a net benefit to the Company as we will have more cash flow from the field to fund these expenditures. We further believe it is likely that product prices will improve in 2017 versus 2016, so we will be selling less of our production at current depressed price levels.
When completed, we expect the NGL plant to yield a significant increase in production volumes of heavy natural gas liquids and crude oil, as well as methane to produce a significant part of our power needs in the field. After the NGL plant is online, our capital spending obligations in the Delhi field are expected to be low in the near-term and, therefore, substantially all of our cash flow will be discretionary.

Our litigation against the operator of the Delhi field relating to the June 2013 fluid release event and other matters is currently scheduled for trial in late April 2016. Legal discovery is largely complete and both sides are conducting depositions. Timing and resolution of this matter is subject to uncertainties inherent in the legal process. Our litigation costs were approximately $0.7 million in the current quarter, which represents a $0.5 million increase from the year-ago quarter. Excluding litigation costs, the cash portion of our general and administrative expenses totaled approximately $1.1 million for the current quarter, and we expect our cash G&A costs excluding litigation to be in the range of $0.9 million per quarter subsequent to the separation of GARP® discussed below.
Gas Assisted Rod Pump (GARP®)
Based on a strategic review of our GARP® artificial lift technology operations, we completed the separation and transfer of these operations to a new entity controlled by the inventor of the technology and certain former employees of the Company, effective December 31, 2015. We invested $108,750 in common and preferred stock and retained a minority interest in the new entity, together with a 5% royalty on all future gross revenues derived from the technology. We have the option to convert our preferred stock investment into a larger, non-controlling equity stake in the new entity. Consequently, we have retained substantial upside for our shareholders from the potential future success of the technology, while eliminating our overhead and operating commitments associated with GARP®. We have also retained the right to use the technology in our current wells and any future wells we develop or acquire.
This transaction resulted in a one-time personnel restructuring charge of $0.7 million, along with non-cash asset impairments of approximately $0.6 million. The separation will reduce our overhead costs by an estimated $1.0 million per year and remove our obligation to fund the future capital and operating needs of this operation.
Liquidity and Capital Resources
At December 31, 2015, the Company had total liquidity of $18.7 million, which includes $13.7 million of working capital and $5.0 million of availability on a revolving unsecured credit line. The Company remains debt-free. We believe that current liquidity combined with expected operating cash flows will be sufficient to fund the Company's capital budget for the remainder of calendar year 2016.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.05 per share of common stock, which will be paid on March 31, 2016 to common stockholders of record on March 15, 2016. This is the tenth consecutive payment of cash dividends on common stock, which began at the end of calendar year 2013.
Cash Dividend on Series A Preferred Stock
The Board of Directors declared the February 2016 monthly cash dividend on our perpetual non-convertible 8.5% Series A Cumulative Preferred Stock. The dividend is payable on February 29, 2016 to holders of record at the close of business on February 15, 2016. The payment will be 1/12th of the 8.5% annualized amount, or approximately $0.177083 per share, based on the $25.00 per share liquidation preference.

Expected Tax Treatment of Dividends
Based on our current projections for the fiscal year ending June 30, 2016, we expect both the common stock and preferred stock dividends will be treated as qualified dividend income. We will make a final determination regarding the tax treatment of dividends for the current fiscal year when we report this information to recipients.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, February 4, 2016 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-855-327-6837 (United States & Canada), 1-631-891-4304 (International).
To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through February 11, 2016 and will be accessible by calling 1-877-870-5176 (United States) or 1-858-384-5517 (Canada and International) and providing the replay passcode of 117937. The webcast will also be archived on the Company’s website.
About Evolution Petroleum
Evolution Petroleum Corporation develops petroleum reserves and share-holder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets currently consist of interests in a CO2-EOR project in Louisiana's Delhi Field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, expense reductions, cash flows, dividends and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Many factors could cause actual results to differ materially from those included in the forward-looking statements.

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenues
Delhi field	$6,558,215	$7,644,831	$13,854,601	$11,513,433
Artificial lift technology	64,712	63,236	147,732	179,092
Other properties	—	—	—	20,369
Total revenues	6,622,927	7,708,067	14,002,333	11,712,894
Operating costs
Production costs - Delhi field	2,226,141	2,817,866	4,784,028	2,817,866
Production costs - artificial lift technology	53,731	191,553	113,245	388,913
Production costs - other properties	—	9,390	1,046	97,412
Depreciation, depletion and amortization	1,471,571	917,757	2,689,844	1,287,107
Accretion of discount on asset retirement obligations	11,517	8,137	22,860	12,773
General and administrative expenses *	2,057,521	1,606,501	3,742,366	3,111,094
Restructuring charges**	1,257,433	(5,431)	1,257,433	(5,431)
Total operating costs	7,077,914	5,545,773	12,610,822	7,709,734
Income (loss) from operations	(454,987)	2,162,294	1,391,511	4,003,160
Other
Gain on settled derivative instruments, net	1,298,201	—	2,164,628	—
Gain on unsettled derivative instruments, net	361,761	—	1,433,723	—
Delhi field insurance recovery related to pre-reversion event	—	—	1,074,957	—
Interest income	5,853	7,662	11,665	20,425
Interest (expense)	(18,666)	(12,159)	(37,126)	(30,619)
Income before income taxes	1,192,162	2,157,797	6,039,358	3,992,966
Income tax provision	368,889	917,879	2,123,858	1,624,038
Net income attributable to the Company	823,273	1,239,918	3,915,500	2,368,928
Dividends on preferred stock	168,576	168,576	337,151	337,151
Net income available to common stockholders	$654,697	$1,071,342	$3,578,349	$2,031,777
Earnings per common share
Basic	$0.02	$0.03	$0.11	$0.06
Diluted	$0.02	$0.03	$0.11	$0.06
Weighted average number of common shares
Basic	32,741,166	32,825,631	32,729,705	32,754,016
Diluted	32,802,440	32,947,280	32,789,461	32,884,754

 * General and administrative expenses for the three months ended December 31, 2015 and 2014 included non-cash stock-based compensation expense of $212,724 and $245,020, respectively. For the corresponding six month periods, non-cash stock-based compensation expense was $430,839 and $488,357, respectively.

** Restructuring charges include $569,228 of impairment charges and $59,339 of non-cash stock-based compensation for the three and six months ended December 31, 2015.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2015	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$16,325,013	$20,118,757
Receivables	2,557,731	3,122,473
Deferred tax asset	—	82,414
Derivative assets, net	1,323,749	—
Prepaid expenses and other current assets	396,018	369,404
Total current assets	20,602,511	23,693,048
Oil and natural gas property and equipment, net (full-cost method of accounting)	49,049,250	45,186,886
Other property and equipment, net	38,279	276,756
Total property and equipment	49,087,529	45,463,642
Other assets	225,355	726,037
Total assets	$69,915,395	$69,882,727
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,902,135	$8,173,878
Accrued liabilities and other	1,262,275	855,373
Derivative liabilities, net	—	109,974
Deferred income taxes	367,661	—
State and federal income taxes payable	342,930	190,032
Total current liabilities	6,875,001	9,329,257
Long term liabilities
Deferred income taxes	10,244,897	11,242,551
Asset retirement obligations	692,976	715,767
Deferred rent	—	18,575
Total liabilities	17,812,874	21,306,150
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at December 31, 2015 and June 30, 2015 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 32,881,445 shares and 32,845,205 as of December 31, 2015 and June 30, 2015, respectively	32,881	32,845
Additional paid-in capital	40,063,167	36,847,289
Retained earnings	12,006,156	11,696,126
Total stockholders’ equity	52,102,521	48,576,577
Total liabilities and stockholders’ equity	$69,915,395	$69,882,727

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net income attributable to the Company	$3,915,500	$2,368,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,714,162	1,311,425
Impairments included in restructuring charge	569,228	—
Stock-based compensation	430,839	488,357
Stock-based compensation included in restructuring charge	59,339	—
Accretion of discount on asset retirement obligations	22,860	12,773
Settlements of asset retirement obligations	—	(220,522)
Deferred income taxes	(547,579)	656,589
Deferred rent	—	(8,574)
(Gain) on derivative instruments, net	(3,598,351)	—
Write-off of deferred loan costs	50,414	—
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	1,176,758	(1,454,866)
Receivables other	(9,367)	(12,492)
Due from joint interest partner	—	—
Prepaid expenses and other current assets	(119,515)	69,697
Accounts payable and accrued expenses	(310,054)	1,384,201
Income taxes payable	152,898	45,392
Net cash provided by operating activities	4,507,132	4,640,908
Cash flows from investing activities
Derivative settlements received	1,561,979	—
Proceeds from asset sales	—	389,166
Capital expenditures for oil and natural gas properties	(8,650,217)	(1,136)
Capital expenditures for other property and equipment	—	(311,075)
Other assets	(161,345)	(84,341)
Net cash used in investing activities	(7,249,583)	(7,386)
Cash flows from financing activities
Cash dividends to preferred stockholders	(337,151)	(337,151)
Cash dividends to common stockholders	(3,268,319)	(6,565,350)
Acquisition of treasury stock	(1,354,743)	(58,660)
Tax benefits related to stock-based compensation	3,910,163	921,581
Deferred loan costs
Other	(1,243)	(11,292)
Net cash used in financing activities	(1,051,293)	(6,050,872)
Net decrease in cash and cash equivalents	(3,793,744)	(1,417,350)
Cash and cash equivalents, beginning of period	20,118,757	23,940,514
Cash and cash equivalents, end of period	$16,325,013	$22,523,164

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2015	2014
Income taxes paid	$440,000	$100,000
Louisiana carryback income tax refund and related interest received	$1,556,999	$—
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(2,442,183)	1,410,420
Deferred loan costs charged to oil and gas property costs	108,472	—
Oil and natural gas property costs incurred through recognition of asset retirement obligations	—	562,482
Settlement of accrued treasury stock purchases	(170,283)	—
Royalty rights acquired through non-monetary exchange of patent and trademark assets	108,512	—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	December 31, 2015	September 30, 2015	Variance	Variance %
Delhi field:
Crude oil revenues	$6,558,215	$7,296,386	$(738,171)	(10.1)%
Crude oil volumes (Bbl)	165,654	156,236	9,418	6.0%
Average price per Bbl	$39.59	$46.70	$(7.11)	(15.2)%

Delhi field production costs	$2,226,141	$2,557,887	$(331,746)	(13.0)%
Delhi field production costs per BOE	$13.44	$16.37	$(2.93)	(17.9)%

Artificial lift technology:
Crude oil revenues	$7,589	$29,427	$(21,838)	(74.2)%
NGL revenues	685	1,050	(365)	(34.8)%
Natural gas revenues	317	704	(387)	(55.0)%
Service revenue	56,121	51,839	4,282	8.3%
Total revenues	$64,712	$83,020	$(18,308)	(22.1)%

Crude oil volumes (Bbl)	193	680	(487)	(71.6)%
NGL volumes (Bbl)	42	82	(40)	(48.8)%
Natural gas volumes (Mcf)	182	307	(125)	(40.7)%
Equivalent volumes (BOE)	265	813	(548)	(67.4)%

Crude oil price per Bbl	$39.32	$43.28	$(3.96)	(9.1)%
NGL price per Bbl	16.31	12.80	3.51	27.4%
Natural gas price per Mcf	1.74	2.29	(0.55)	(24.0)%
Equivalent price per BOE	$32.42	$38.35	$(5.93)	(15.5)%

Artificial lift production costs (a)	$53,731	$59,514	$(5,783)	(9.7)%
Artificial lift production costs per BOE	$202.76	$73.20	$129.56	177.0%

Other properties:
Production costs	$—	$1,046	$(1,046)	(100.0)%

Combined:
Oil and gas DD&A (b)	$1,254,350	$1,188,872	$65,478	5.5%
Oil and gas DD&A per BOE	$7.56	$7.57	$(0.01)	(0.1)%

(a) Includes workover costs of approximately $0 and $9,901 for the three months ended December 31, 2015 and September 30, 2015, respectively.

(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $217,221 and $29,401, for the three months ended December 31, 2015 and September 30, 2015, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended December 31,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$6,558,215	$7,644,831	$(1,086,616)	(14.2)%
Crude oil volumes (Bbl)	165,654	109,200	56,454	51.7%
Average price per Bbl	$39.59	$70.01	$(30.42)	(43.5)%

Delhi field production costs	$2,226,141	$2,817,866	$(591,725)	(21.0)%
Delhi field production costs per BOE	$13.44	$25.80	$(12.36)	(47.9)%

Artificial lift technology:
Crude oil revenues	$7,589	$42,039	$(34,450)	(81.9)%
NGL revenues	685	11,028	(10,343)	(93.8)%
Natural gas revenues	317	7,365	(7,048)	(95.7)%
Service revenues	56,121	2,804	53,317	1,901.5%
Total revenues	$64,712	$63,236	$1,476	2.3%

Crude oil volumes (Bbl)	193	563	(370)	(65.7)%
NGL volumes (Bbl)	42	411	(369)	(89.8)%
Natural gas volumes (Mcf)	182	2,413	(2,231)	(92.5)%
Equivalent volumes (BOE)	265	1,376	(1,111)	(80.7)%

Crude oil price per Bbl	$39.32	$74.67	$(35.35)	(47.3)%
NGL price per Bbl	16.31	26.83	(10.52)	(39.2)%
Natural gas price per Mcf	$1.74	3.05	(1.31)	(43.0)%
Equivalent price per BOE	$32.42	$43.92	$(11.50)	(26.2)%

Artificial lift production costs (a)	$53,731	$191,553	$(137,822)	(71.9)%
Artificial lift production costs per BOE	$202.76	$139.21	$63.55	45.7%

Other properties:
Production costs	$—	$9,390	$(9,390)	(100.0)%

Combined:
Oil and gas DD&A (b)	$1,254,350	$701,543	$552,807	78.8%
Oil and gas DD&A per BOE	$7.56	$6.34	$1.22	19.2%

(a) Includes workover costs of approximately $0 and $134,000, for the three months ended December 31, 2015 and 2014, respectively.

(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $217,221 and $216,214, for the three months ended December 31, 2015 and 2014, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended December 31,
	2015	2014	Variance	Variance %
Delhi field:
Crude oil revenues	$13,854,601	$11,513,433	$2,341,168	20.3%
Crude oil volumes (Bbl)	321,890	148,294	173,596	117.1%
Average price per Bbl	$43.04	$77.64	$(34.60)	(44.6)%

Delhi field production costs	$4,784,028	$2,817,866	$1,966,162	69.8%
Delhi field production costs per BOE	$14.86	$19.00	$(4.14)	(21.8)%

Artificial lift technology:
Crude oil revenues	$37,016	$117,019	$(80,003)	(68.4)%
NGL revenues	1,735	33,255	(31,520)	(94.8)%
Natural gas revenues	1,021	22,917	(21,896)	(95.5)%
Service revenues	107,960	5,901	102,059	1,729.5%
Total revenues	$147,732	$179,092	$(31,360)	(17.5)%

Crude oil volumes (Bbl)	873	1,335	(462)	(34.6)%
NGL volumes (Bbl)	124	1,155	(1,031)	(89.3)%
Natural gas volumes (Mcf)	489	6,852	(6,363)	(92.9)%
Equivalent volumes (BOE)	1,078	3,632	(2,554)	(70.3)%

Crude oil price per Bbl	$42.40	$87.65	$(45.25)	(51.6)%
NGL price per Bbl	13.99	28.79	(14.80)	(51.4)%
Natural gas price per Mcf	2.09	3.34	(1.25)	(37.4)%
Equivalent price per BOE	$36.89	$47.68	$(10.79)	(22.6)%

Artificial lift production costs (a)	$113,245	$388,913	$(275,668)	(70.9)%
Artificial lift production costs per BOE	$105.05	$107.08	$(2.03)	(1.9)%

Other properties:
Revenues	$—	$20,369	$(20,369)	(100.0)%
Equivalent volumes (BOE)	—	285	(285)	(100.0)%
Equivalent price per BOE	$—	$71.47	$(71.47)	(100.0)%

Production costs	$1,046	$97,412	$(96,366)	(98.9)%
Production costs per BOE	n/a	$341.80	n/a	n/a

Combined:
Oil and gas DD&A (b)	$2,443,222	$961,703	$1,481,519	154.1%
Oil and gas DD&A per BOE	$7.56	$6.32	$1.24	19.6%

(a) Includes workover costs of approximately $9,901 and $283,000 for the six months ended December 31, 2015 and 2014, respectively.
(b) Excludes depreciation of artificial lift technology equipment, office equipment, furniture and fixtures, and other assets of $246,622 and $325,404 for the six months ended December 31, 2015 and 2014, respectively.
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